Rule 424 (b) (3)
Registration No. 333-166120

U.S. $20,000,000,000.00
National Rural Utilities CFC
VARIABLE DENOMINATION FLOATING
RATE DEMAND NOTES

Pricing Supplement No. 13 Dated July 15, 2011
TO PROSPECTUS Dated April 16, 2010

Interest Rate:	0.085% per annum

Rates will be set daily. Eligible Investor[1] will purchase a Variable Rate Note, containing a promise from CFC to repay the note plus interest upon the receipt of a Redemption Notice from the Eligible Investor.

Period Beginning	July 15, 2011

[1] Generally CFC members and other rural utilities which have been determined to satisfy federal and state eligibility criteria